Exhibit 10.24

Cash Unit Award Granted Under Long-Term Cash Restricted Unit Plan

Dear Participant Name:

We are extremely pleased to inform you that the Compensation Committee of the Board of Directors of USA Compression GP, LLC (the “General Partner”), the general partner of USA Compression Partners, LP (the “Partnership”) has granted you an award of cash restricted units (the “Award”) under the USA Compression Partners, LP Long-Term Cash Restricted Unit Plan (“Cash Plan”). The Award represents a notional unit that upon vesting entitles you to receive an amount of cash equal to the Fair Market Value (as that term is defined in the Cash Plan) of a Common Unit of USAC as of the vesting date. This Award will vest in three installments – one-third on the first December 5th after the effective date of this Award, one-third on the second December 5th after the effective date of this Award, and the final on-third on the third December 5th after the effective date of this Award contingent upon your continued employment or service with the General Partner or its subsidiaries or affiliates on each of the vesting dates. This Award is subject to the terms and conditions of the Cash Plan and the attached following Time-Vested Cash Restricted Unit Agreement (the “Award Agreement”). By accepting this Award online, you agree to the terms of the Cash Plan and the Award Agreement.

Please note that like any compensation arrangement, Awards under the Cash Plan are to be kept confidential unless required to be disclosed by SEC disclosure regulations.

Thanks for your continuing contribution to our efforts. It is a pleasure for us to be associated with you in building an even greater company.

/s/ Clint Green
Clint Green
President and Chief Executive Officer

Exhibit 10.24
USA COMPRESSION PARTNERS, LP
LONG-TERM CASH RESTRICTED UNIT PLAN

Time-Vested Cash Restricted Unit Agreement

This Cash Restricted Unit Agreement (the “Agreement”) is entered into on the date of acceptance by the Participant and is made by and between USA Compression Partners, LP (the “Partnership”) and the accepting Participant. The Partnership, the Company (as defined below) and its and their subsidiaries may collectively referred to as the “USAC Entities” and each a “USAC Entity.” Except as otherwise expressly provided herein, all capitalized terms used in this Agreement, but not defined, shall have the meanings provided in the USA Compression Partners, LP Long-Term Cash Restricted Unit Plan (the “Cash Plan”).

Recitals:

WHEREAS, USA Compression GP, LLC (the “General Partner” or “Company”) maintains the Cash Plan which is administered by the Compensation Committee of the Board of Directors of the General Partner (the “Committee”); and

WHEREAS, the Committee has determined to make an Award (as that term is defined below) to the Participant of Cash Units, representing rights to receive an amount of cash equal to the Fair Market Value of a Common Unit of the Partnership as of the vesting date, subject to a risk of forfeiture pursuant to the terms and conditions of the Cash Plan; and

WHEREAS, the Participant has determined to accept such Award;

NOW, THEREFORE, the General Partner and the Participant, each intending to be legally bound hereby, agree as follows:

ARTICLE I:
Award of Cash Restricted Units

1.1 Award. Subject to the terms and conditions of the Cash Plan and this Agreement, the Partnership hereby grants the Participant an Award of Cash Units (the “Award”) as specified within the Participant’s Cash Unit account within Fidelity Stock Plan Services, LLC (the Company’s online equity award tracking system at the time of the Award). The details of the Award are as follows:

(a) Participant:	Participant Name
(b) Date of Grant:	Grant Date
(c) Total Number of Restricted Units:	Quantity Granted

Vesting Schedule:
●    33% on the first December 5th following the date of the Award
●    33% on the second December 5th following the date of the Award

Exhibit 10.24
●    34% on the third December 5th following the date of the Award

The Participant will not be entitled to receive any payment of distributions or distribution equivalents, or interest or interest equivalents, on this Award prior to vesting.

1.2 Effect of Plan; Construction. The entire text of the Cash Plan is expressly incorporated herein by this reference and so forms a part of this Agreement. In the event of any inconsistency or discrepancy between the provisions of this Agreement and the Cash Plan, the provisions in the Cash Plan shall govern and prevail. This Agreement is subject in all respects to the terms and conditions of the Cash Plan, as the same may have been amended from time to time in accordance with its terms; provided, however, that no such amendment shall deprive the Participant, without such Participant’s consent, of any rights earned or otherwise due to Participant hereunder.

1.3 Vesting/Payments. This Award is subject to vesting as described in Section 1.1, subject to the Participant’s continued employment or service with the Partnership, the General Partner, a Subsidiary or an Affiliate of the Partnership, the General Partner or a Subsidiary on each vesting date.

(a)    Settlement of Vested Cash Units. As soon as practicable after the vesting of a Cash Unit, the Company or the Partnership shall deliver or cause to be delivered to the Participant cash equal to the Fair Market Value of the number of vesting Awards held on the vesting date, less applicable federal, state and local withholding taxes.

(b)    Timing. Payment of vested Awards (the Cash Units) will be made within seventy-five (75) calendar days after the applicable vesting date of the Award.

1.4 Change of Control. Notwithstanding Section 1.3 of this Agreement, in the event of a Change in Control occurring prior to the date all outstanding Cash Units granted hereunder have vested in accordance with Section 1.3 above, all then-outstanding unvested Cash Units granted pursuant to this Agreement shall become immediately vested and nonforfeitable and the Company or the Partnership shall deliver the amount of cash equal to the Fair Market Value of the number of the vesting Awards as of the date of such event to the Participant as soon as practicable thereafter, but in no event later than the thirty-second (32nd) calendar day immediately following the date of occurrence of such Change in Control, less any applicable federal, state and local withholding taxes, provided that the Participant remained employed immediately before the Change in Control.
1.5 Termination of Employment.

(a)    Death or Permanent Disability. In the event of the death or Disability of a Participant occurs while the Participant is still employed and has Awards outstanding at the time of the Participant’s death or Disability, the Participant or the Participant’s beneficiary will be paid an amount in cash in full settlement of the Participant’s Cash Units outstanding (vested or unvested), less any applicable federal, state and local withholding taxes, as a result of death or the Participant’s Disability, no later than seventy-five (75) calendar days following the date of the Participant’s death or the date of the determination of the Participant’s Disability. The amount payable under this

Exhibit 10.24
Section 1.5 shall be equal to the Fair Market Value of the number of Cash Units held on the date the Participant became Disabled or died, as applicable.
(b)    Qualified Retirement. Participant who have at least five (5) years of service with the Partnership, the General Partner, a Subsidiary or an Affiliate of the Partnership, the General Partner or a Subsidiary and leaves the Partnership, or one of its affiliates or subsidiaries, voluntarily due to retirement, the Award will be eligible for the accelerated vesting per the following schedule:
•Participants ages 65-68 are eligible for the accelerated vesting of 40% of the remaining unvested Cash Units under the Award at the time of the Participant’s retirement.
•Participants over the age of 68 are eligible for the accelerated vesting of 50% of the remaining unvested Cash Units under the Award at the time of the Participant’s retirement.

Notwithstanding the foregoing, in order for this Award to be accelerated under the qualified retirement provision hereof, it must be outstanding for at least one year from the date of grant, referenced in section 1.1(b) above.

Any qualified retirement occurring prior to the one-year anniversary of the date of grant will result in the Award hereunder being forfeited with no acceleration.

(c)    Termination due other than to Death, Disability or Qualified Retirement. The Award granted hereunder is for the express purpose of retaining the services and engagement of the Participant for the full time of the vesting period. Except as otherwise provided in the Cash Plan or in Section 1.5(a) and (b) of this Agreement, the unvested portion of this Award shall be automatically forfeited for no consideration as a result of the termination of the Participant’s employment with the Partnership or one of its affiliates by reason of retirement prior to the end of the vesting period, and Participant shall not have any further rights with respect to any such forfeited Cash Units.
(d)    Leaves of Absence. The Committee shall determine whether any leave of absence constitutes a termination of employment within the meaning of the Plan and the impact of such leave of absence on Award(s) made to Participant under the Cash Plan.

ARTICLE II
Restrictive Covenants

2.1    Confidentiality and Access to Confidential Information

(a)    Participant’s Receipt of and Access to Confidential Information and Protected Relationships. In connection with Participant’s Service to the USAC Entities, the Partnership and/or its affiliates have provided and will continue to provide Participant access to, and/or allow Participant the opportunity to develop, confidential information of the USAC Entities, including certain information pertaining to the USAC Entities’ past, current, and future: business plans, corporate opportunities, operations, acquisition, merger or sale strategies; production, product development, product names and marks; marketing, costs, pricing, financial performance, business plans, and

Exhibit 10.24
strategic plans; financial statements and all information relating to financial activities, assets, and liabilities; operation or production procedures or results; trade secrets; partners, partnership or other business arrangements or agreements with third parties; customers including their identities, contact persons, sales volumes, preferences, requirements, history, and contracts; and technical information, including equipment, drawings, blueprints, services and processes, along with any other information relating to the USAC Entities’ business that is treated by the Partnership as confidential (all of the foregoing collectively, “Confidential Information”). The USAC Entities will also provide Participant access to, and the opportunity to develop, business relationships with the USAC Entities’ customers, clients, and partners with whom the USAC Entities have developed goodwill and to which Participant would not otherwise have access (collectively, “Protected Relationships”). Participant acknowledges and agrees that even if Participant creates or adds to any Confidential Information or Protected Relationships, Participant is being compensated to do so under Participant’s Service with the USAC Entities and any such information is and will remain the property of the Partnership.

(b)    Participant’s Obligations of Non-Use and Non-Disclosure. Participant acknowledges that the business of the Partnership and its affiliates is highly competitive and that the Confidential Information and opportunity to develop Protected Relationships are valuable, special, and unique assets of the Partnership and its affiliates which they use in their business to obtain a competitive advantage over their competitors which do not know or use this information. Participant further acknowledges that protection of the Confidential Information and Protected Relationships against unauthorized disclosure and use is of critical importance to the Partnership and its affiliates in maintaining their competitive position. Accordingly, Participant hereby agrees that Participant will not, at any time during or after Participant’s Service to any of the USAC Entities, make any unauthorized disclosure of any Confidential Information or make any use thereof or of the Protected Relationships, except for the benefit of, and on behalf of, the USAC Entities.

(c)    Third-Party Information. Participant acknowledges that, as a result of Participant’s service with the Partnership, Participant has had and will continue to have access to, or knowledge of, confidential business information or trade secrets of third parties, such as customers, clients, vendors, suppliers, partners, joint venturers, and the like, of the Partnership. Participant agrees to preserve and protect the confidentiality of such third-party confidential information and trade secrets to the same extent, and on the same basis, as the Confidential Information.

(d)    Return of Documents and Electronic Data. All written or electronic or other data or materials, records and other documents made by, or coming into the possession of, Participant during the period of Participant’s Service which contain or disclose the Confidential Information and/or Protected Relationships shall be and remain the property of the Partnership. Upon request, and in any event without request upon termination of Participant’s service for any reason, Participant shall promptly deliver the same, and all copies, derivatives and extracts thereof, to the Partnership.

(e)    Restriction Limitations. Notwithstanding the foregoing or anything herein to the contrary, Participant acknowledges and agrees that (i) nothing contained in this Agreement will prohibit Participant from filing a charge with, reporting possible violations of federal law or regulation to, participating in any investigation by, or cooperating with any governmental agency or entity or making other disclosures that are protected under the whistleblower provisions of applicable

Exhibit 10.24
law or regulation; (ii) nothing in this Agreement is intended to or will prevent Participant from communicating directly with, cooperating with, or providing information (including trade secrets) in confidence to, any federal, state or local government regulator (including, but not limited to, the U.S. Securities and Exchange Commission, the U.S. Commodity Futures Trading Commission, or the U.S. Department of Justice) for the purpose of reporting or investigating a suspected violation of law, or from providing such information to Participant’s attorney or in a sealed complaint or other document filed in a lawsuit or other governmental proceeding; and (iii) pursuant to 18 USC Section 1833(b), Participant will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

2.2 Non-Solicit/Non-Hire

(a)    Consideration for Restrictive Covenants. The restrictive covenants contained in this Article II are supported by consideration to Participant from the Partnership as specified in this Agreement, including, but not limited to, the consideration provided in Article I and Section 2.1 Participant agrees that the restrictive covenants contained in this Section 2.2 are in exchange for the consideration specified herein, as a material incentive for the Partnership to enter into this Agreement, to help enforce Participant’s agreement not to use or disclose Confidential Information and Protected Relationships as set forth in Section 2.1, and to protect the USAC Entities’ goodwill which Participant will help develop during Participant’s period of service.
(b)    Non-Solicitation/Non-Hire of Employees. During the Restrictive Covenant Period (as defined below), Participant shall not, on Participant’s own behalf or on behalf of any other person, partnership, entity, association, or corporation, hire, retain or seek to hire or retain any employee of the USAC Entities or in any other manner attempt directly or indirectly to solicit, influence, induce, or encourage any employee of the USAC Entities to leave the employment of the USAC Entities, nor shall Participant use or disclose to any person, partnership, entity, association, or corporation any information concerning the names, addresses, or personal telephone numbers of any employees of the USAC Entities for the purpose of soliciting or hiring such employee for potential employment or services on behalf of any person or entity other than the USAC Entities.

(c)    Non-Solicitation of Customers and Business Partners. During the Restrictive Covenant Period, Participant shall not, on Participant’s own behalf or on behalf of any other person, partnership, entity, association, or corporation, directly or indirectly:

(i)    influence, induce, solicit or encourage any potential or actual customer, actual vendor, or actual business partner of the USAC Entities to abandon, reduce, or materially change its business relationship with the USAC Entities, or

(ii)    provide products or services related to the Restricted Business (as defined below) to any potential or actual customer or actual business partner of the USAC Entities.

Exhibit 10.24

During the post-employment period of the Restrictive Covenant Period, this Section 2.2(c) shall only restrict Participant’s activities with respect to (i) actual or potential customers and actual business partners of the USAC Entities with whom Participant had direct contact or business dealings or indirect contact or business dealings (through the supervision of other employees) in the twenty-four (24) months preceding the termination of Participant’s employment for any reason, or (ii) actual or potential customers and actual business partners of the USAC Entities about whom Participant learned Confidential Information in the twenty-four (24) months preceding the termination of Participant’s service for any reason.

(d)    Definitions.

(i)    Restricted Business. The Restricted Business is defined as the products and services provided or proposed to be provided by the USAC Entities during Participant’s employment and which Participant (i) was directly involved or indirectly involved through the supervision of other employees; or (ii) about which Participant received Confidential Information.

(ii)    Restrictive Covenant Period. The Restrictive Covenant Period is defined as the period of time during Participant’s employment with any USAC Entity and continuing for one (1) year after the date Participant is no longer employed by any of the USAC Entities, regardless of the reason for the termination of Participant’s employment and regardless of whether Participant’s employment was terminated by Participant or the USAC Entities.

(e)    Reasonableness of Restrictions; Breach and Reformation. Participant understands and agrees that the restrictions and obligations upon Participant contained in this Agreement are material to the USAC Entities and that this Agreement would not be entered into without these promises from Participant. Participant acknowledges that these restrictions and obligations do not terminate when Participant’s employment terminates. Participant understands that the restrictions in Sections 2.1 and 2.2 of this Agreement may limit Participant’s ability to engage in a business similar to or competitive with the USAC Entities, but acknowledges that Participant will receive sufficient consideration from the USAC Entities under this Agreement to justify such restrictions. Participant further acknowledges that the foregoing restrictions and obligations do not prevent Participant from earning a living with the skills and experience Participant currently possesses. Participant acknowledges that money damages would not be a sufficient remedy for any breach of this Agreement by Participant, and, as such, the USAC Entities shall be entitled to enforce their rights under this Agreement by injunctive relief in addition to all remedies available at law or in equity. It is expressly understood and agreed that Partnership and Participant consider the restrictions and obligations upon Participant contained in this Section 2.2 to constitute reasonable restraints as to time, geography, and activities involved, and to be necessary for the purposes of preserving and protecting the goodwill, Confidential Information, Protected Relationships, and other legitimate business interests of the USAC Entities. Nevertheless, if any covenant contained in this Section 2.2 is found by a court of competent jurisdiction to contain limitations as to time, geographic area, or scope of activity that are not reasonable and impose a greater restraint than is necessary to protect the

Exhibit 10.24
legitimate business interests of the USAC Entities, then the court shall reform the covenant to the extent necessary to cause the limitations contained in the covenant as to time, geographic area, and scope of activity to be restrained to be reasonable and to impose a restraint that is not greater than necessary to protect the legitimate business interests of the USAC Entities. Participant hereby expressly waives, and agrees not to assert, any challenge to any restrictive covenant in this Agreement premised upon insufficiency of consideration, over breadth or unreasonableness, or that any provisions of this Agreement are otherwise void, voidable, or unenforceable or should be voided or held unenforceable.

ARTICLE III
General Provisions

3.1 Successors and Assignability. This Agreement shall be binding upon, and inure to the benefit of, the General Partner, the Partnership and either of its successors and assigns, and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the General Partner or the Partnership’s assets and business. Unless otherwise provided by the Committee: (a) no part of this Award shall be assignable or transferable by the Participant, except by will or the laws of descent and distribution; and (b) during the Participant’s life, this Award shall be payable only to Participant, or Participant’s guardian or legal representative. In the event of the Participant’s death, payment, to the extent permitted by this Agreement and the Cash Plan, may be made in accordance with Section 1.5.

3.2 No Rights as a Limited Partner. As any Award under the cash Plan shall settle in cash, neither the Participant nor any other person shall be entitled to any privileges of common unit ownership, (including, without limitation, any voting rights or any right to distributions paid with respect to the common units underlying the Cash Units), or otherwise have any rights as a limited partner, by reason of the Award.

3.3 Amendment. This Agreement shall not be amended or modified except by an instrument in writing executed by both parties hereto.

3.4 Captions. The captions at the beginning of each of the numbered Sections and Articles herein are for reference purposes only and will have no legal force or effect. Such captions will not be considered a part of this Agreement for purposes of interpreting, construing or applying this Agreement and will not define, limit, extend, explain or describe the scope or extent of this Agreement or any of its terms and conditions.

3.5 Governing Law. THE VALIDITY, CONSTRUCTION, INTERPRETATION AND EFFECT OF THIS INSTRUMENT SHALL BE GOVERNED EXCLUSIVELY BY, AND DETERMINED IN ACCORDANCE WITH, THE LAW OF THE STATE OF DELAWARE (WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAW PRINCIPLES THEREOF), EXCEPT TO THE EXTENT PRE-EMPTED BY FEDERAL LAW, WHICH SHALL GOVERN.

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3.6 Notices. Communications shall be addressed and directed to the parties, as follows, or to such other address or recipient for a party as may be hereafter notified by such party hereunder:

(a)    if to the Partnership:
USA Compression Partners, LP
                8117 Preston Road, Suite 510A
                Dallas, TX 75225
                Attn: Vice President – Human Resources

Notices to the Partnership shall be deemed to have been duly given or made upon actual receipt by the Partnership.

(b)    if to the Participant: to the address for Participant as it appears on the General Partner’s records.

3.7 Severability. If any provision of this Agreement or any Award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable law or, if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Cash Plan or the Award, such provision shall be stricken as to such jurisdiction, Person or Award and the remainder of the Cash Plan and any such Award shall remain in full force and effect.

3.8 Code Section 409A

(a)    General. This Agreement is intended to comply with the provisions of Section 409A of the Code (“Section 409A”) and this Agreement and the Cash Plan shall, to the extent practicable, be construed in accordance therewith. Terms defined in this Agreement and the Cash Plan (including, but not limited to, the definition of Disability and Change in Control) shall have the meanings given such terms under Section 409A if and to the extent required to comply with Section 409A.

(b)    Delayed Payment Rule. If and to the extent any portion of any payment provided to the Participant under this Agreement in connection with the Participant’s “separation from service” (as defined in Section 409A) is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and the Participant is a “specified employee” (as defined in Section 409A(a)(2)(B)(i)), as determined by the Company and the Partnership in accordance with the procedures separately adopted by the Company and the Partnership for this purpose, by which determination the Participant, as a condition to accepting benefits under this Agreement and the Plan, agrees to be bound, such portion of the Cash Units to be delivered on a vesting date shall not be delivered before the earlier of (i) the day that is six months plus one day after the date of separation from service (as determined under Section 409A) or (ii) the tenth (10th) day after the date of the Participant’s death (as applicable, the “New Payment Date”). Any amount that

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is otherwise payable within the six (6) month period described in the preceding sentence, will be aggregated and paid in a lump sum without interest.

(c)    Separate Payments, No Acceleration. For purposes of Section 409A, each payment or settlement of any portion of the Cash Units under this Agreement shall be treated as a separate payment of compensation. None of the Company, the Partnership nor the Participant shall have the right to accelerate or defer the delivery of any such Cash Units except to the extent specifically permitted or required by Section 409A.

(d)    No Representation. The Company and the Partnership make no representations or warranty and shall have no liability to the Participant or any other person if any provisions of or payments under this Agreement are determined to constitute deferred compensation subject to Section 409A but not to satisfy the conditions of that section.

3.9 Entire Agreement. This Agreement constitutes the entire understanding and supersedes any and all other agreements, oral or written, between the parties hereto, in respect of the subject matter of this Agreement and embodies the entire understanding of the parties with respect to the subject matter hereof.

BY ACCEPTING THIS AGREEMENT ONLINE YOU AGREE TO THE TERMS OF THE AWARD AS SPECIFIED HEREIN.